Exhibit 10.2

December 29, 2020

Dear Mr. Kleinman:

This offer letter (this “Offer Letter”) sets forth the terms of your employment as of the date hereof (the “Effective Date”) as President and Chief Operating Officer of Great Elm Group, Inc. (“GEG”) and as Managing Director, Chief Operating Officer and General Counsel of Great Elm Capital Management, Inc. (“GECM” and, together with GEG, the “Company”).  Effective as of November 3, 2016, you were employed by Great Elm Capital Group, Inc. (“GEC”).  The terms of your employment with GEC were set forth in the Employment Agreement between you and GEC, dated November 3, 2016, as amended and restated as of September 18, 2017 and March 21, 2018 (“GEC Employment Agreement”).

On December 21, 2020, GEG, GEC and Forest Merger Sub, Inc. entered in an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the transactions contemplated by the Merger Agreement, GEG became the holding company of GEC, each share of common stock of GEC became a share of common stock of GEG, and GEG assumed all rights and obligations under GEC equity compensation plans.

You specifically acknowledge and agree to the terms of this Offer Letter and that, as of the Effective Date, this Offer Letter supersedes and replaces the GEC Employment Agreement and that GEC has no further obligations to you thereunder. You will be entitled to payments and any other benefits under this Offer Letter only to the extent there is no duplication of any payment or benefit already received by you under the GEC Employment Agreement.

1.
Title.  You will serve as President and Chief Operating Officer of GEG reporting directly to GEG’s Chief Executive Officer and you will serve as a Managing Director, Chief Operating Officer and General Counsel of GECM reporting directly to GECM’s Chief Investment Officer and you will be a member of GECM’s management committee and investment committee. You will also retain your position as President and Chief Operating Officer at Forest Investments, Inc., (f/k/a GEC).

2.	Employment Location. You are expected to work at the Company’s corporate headquarters in the greater Boston area.

3.
Base Salary. Your annual base salary rate will be $250,000.00, less applicable withholdings and deductions, commencing on September 1, 2017, and paid in accordance with the Company’s payroll practices in effect from time to time.

4.
Bonus. You will continue to be eligible to participate in the Great Elm Capital Management Performance Bonus Plan (the “Plan”).  The Company has the right, but not any obligation, to award you bonuses in its sole discretion and there is no guarantee that you will be awarded any bonus in any period or be eligible for a bonus under that Plan or any other bonus or incentive plan for any period.

5.	Equity Incentives.

5.1	Stock Options.

The compensation committee (the “Compensation Committee”) of the board of directors of GEC has awarded you options (“Options”) to purchase 213,000 shares of GEC common stock at an exercise price equal to the closing price of the shares on March 21, 2018 (“Option Grant Date”).  You will receive a separate notice of GEG’s assumption of the rights and obligations of the Options, and the Options will continue to vest and be governed  according to the terms of the GEC 2016 Long-Term Incentive Plan and related award agreement.

You will be eligible for periodic additional option grants in the sole discretion of the compensation committee of the board of directors of the Company and there is no assurance that any such award will be made at any future time.

5.2
Performance Shares.  All performance shares you hold as of the Effective Date will continue to be governed by the terms of the Amended and Restated Notice of Performance Stock Award delivered to you on September 18, 2017.

6.
Employee Health and Welfare Benefits. You will be offered benefits, including participation in the Company’s health, dental and 401(k) plans, consistent with those offered to similarly-situated employees.

7.
Business Expenses.  The Company will reimburse your reasonable out of pocket expenses incurred in connection with your service, subject to the Company’s policies as in effect from time to time, and applicable IRS guidelines.

8.	At Will Employment. Your employment with the Company is “at will” and may be terminated at any time by the Company or by you for any reason or no reason.

9.	Non-Solicitation.

9.1
During the term of your employment and for a period of one year thereafter (no matter why your employment concluded), you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization induce or attempt to induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates (whether or not such would be a breach of contract by such employee).

9.2
During the term of your employment and for a period of one year thereafter (no matter why your employment concluded), you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization solicit (a) any investor in GECM or in any managed/advised investment vehicle of GECM or (b) any borrower or other investee in which GECM or any managed/advised investment vehicle of GECM holds an investment or (c) any entity in which GEG or its subsidiary holds or, to your knowledge, is seeking to acquire, a controlling interest, provided that you either (x) had business-related contact with such investor, borrower or other investee or entity during your employment with the Company or (b) learned non-public information about such investor, borrower or other investee or entity in the course of your employment with the Company.  Nothing in this Section 9.2 shall prohibit you from directly or indirectly soliciting any such investor, borrower or other investee or entity if prior to such solicitation (i) such investor has not been a fee-paying investor in GECM or in any managed or advised investment vehicle of GECM for one year prior to such solicitation, (ii) GECM and any investment vehicle managed by GECM are no longer invested in such borrower or other investee or (iii) GEG or its subsidiary no longer holds or, to your knowledge, is seeking to acquire, a controlling interest in such entity.

9.3
The restrictions contained in this Section 9 are necessary for the protection of the trade secrets, confidential information and goodwill of the Company and are considered by you to be reasonable for such purpose.  You stipulate that irrevocable harm will result from breach of your obligations under this Section 9. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 9 and you hereby waive the adequacy of a remedy at law as a defense to such relief.

9.4
You stipulate that the remedies at law are inadequate to compensate the Company for breach of your obligations under this Section 9 and the CIAA (as defined below) and that enforcement of the provisions of each of this Section 9 and the CIAA is in the public interest of the market for talent in the investment management industry and of investors in the investment vehicles managed/advised by the Company.

9.5
If you materially violate any provision of this Section 9 after the end of your employment, you agree that you shall continue to be bound by the restrictions in this Section 9 until a period of one year has expired without any material violation of this Section 9.

10.	Severance.

10.1	If the Company terminates your employment without Cause or you terminate your employment for Good Reason:

(a)	You will (i) abide by your obligations under the CIAA and (ii) comply with your obligations under Section 9.

(b)
If you execute a customary mutual release and do not exercise any revocation rights you may have, the Company will (i) execute a customary mutual release, (ii) after expiration of any rescission periods under applicable law, but in no event more than 70 days following your termination of employment, pay you a lump sum equal to  $550,000, (iii) reimburse you all premiums paid by you to continue health and dental insurance for you and your family for a period of one year post employment, provided that you timely elect COBRA coverage with respect to any such health and dental insurance;  and (iv)  (A) accelerate the vesting of the shares subject to the options referred to in Section 5.1 by crediting six months of service (if no vesting had occurred as of the date of termination), (B) if such termination occurs within two years following a Change of Control, accelerate all remaining vesting of the options referred to in Section 5.1 and (C) accelerate the vesting of shares subject to the options referred to in Section 5.1 by crediting twelve months of service (in addition to any vesting that had occurred as of the date of termination).

(c)
Notwithstanding the foregoing, if your employment terminates at any time for any reason, the Company will pay you (i) any bonus under Section 4 above for any fully completed plan period which had concluded prior to the date on which termination occurs and (ii) any bonus payments from prior periods that had been deferred in accordance with the terms of the Plan, in each case, as and when such payments are made to other employees of the Company in accordance with the terms of the Plan.

10.2	Best Net After Tax Adjustment

(a)
If amounts under Section 10.1 would be subject to any excise tax imposed by Sections 409A or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to you are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  The Company shall then compare (1) your Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (2) your Net After-Tax Benefit without application of the 4999 Limit. If (1) is greater than (2), you will receive amounts under Section 10.1 solely up to the 4999 Limit.  If (2) is greater than (1), then you will be entitled to receive all amounts as specified in Section 10.1 without adjustment, and shall be solely liable for any and all Excise Tax related thereto. “Net After-Tax Benefit” shall mean the sum of (i) all payments that you receive or are entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 280G(b)(2) of the Code, less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

(b)
If amounts must be reduced pursuant to Section 10.2(a), you may select the order of reduction, but none of the selected amounts may be “nonqualified deferred compensation” subject to Section 409A of the Code.  If you fail to select an order in which amounts are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Section 409A of the Code, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash payments and in the order in which such payments would be made (with payments made closest to the Change in Control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits.

(c)
The calculations in this Section 10.2 shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and shall be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.

10.3
For purposes of this Offer Letter, “Cause” shall mean: (a) your theft, dishonesty, misconduct, or falsification of any of the Company’s or its affiliates’ records; (b) any action by you outside of the scope of your employment agreement with the Company that has a material detrimental effect on the Company’s reputation or business as reasonably determined by the Company’s board of directors; (c) your substantial failure or inability to perform any reasonably assigned duties within the scope of your employment agreement with the Company that has not been cured within thirty business days of written notice from the Company to you, in each case, as determined by the Company’s board of directors in its sole discretion; (d) your material violation of any Company policy; (e) your conviction (including any plea of guilty or no contest) of any criminal act (other than traffic violations); or (f) your material breach of any written agreement with the Company or its affiliates which has not been cured within ten business days’ of written notice from the Company to you thereof.

10.4
For purposes of this Offer Letter, “Good Reason” shall mean your resignation from the Company within six months after the occurrence of any of the following events after the date of this Offer Letter: (a) without your express prior written consent, the significant reduction of your duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority, responsibilities, job title, or reporting relationships; (b) without your express prior written consent, a reduction by the Company of your base salary or bonus target as in effect immediately prior to such reduction or the Company’s failure to pay such amounts when due; (c) a material reduction by the Company in the kind or level of employee benefits, excluding salary and bonuses, to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other similar level employees of the Company); (d) the relocation of your principal place of work to a facility or a location more than twenty five miles from your then present location, without your express prior written consent or (e) breach by the Company of its obligations hereunder or under any incentive or performance award (including under the related notices of grant and award agreements) granted to you by the Company or its affiliates, including, without limitation, the equity incentive awards (and related notices of grant and award agreements) referred to in Sections 5.1 and 5.2 above; provided, however, that in each case, your resignation shall not constitute Good Reason under this provision unless (i) you provide the Company with written notice of the applicable event or circumstance within thirty days after you first have knowledge of it, which notice reasonably identifies the event or circumstance that you believe constitutes grounds for Good Reason, and (ii) the Company fails to correct the event or circumstance so identified within thirty days after receipt of such notice.

10.5	For purposes of this Offer Letter, “Change of Control” shall have the meaning given to such term in the GEC 2016 Long-Term Incentive Plan as in effect on the Effective Date.

11.	General Provisions.

11.1
You understand, acknowledge and agree that your obligations under this Offer Letter shall continue in accordance with the express terms of this Offer Letter regardless of any changes in your title, position, duties, salary or other compensation or other terms and conditions of employment, and that no change in any of the foregoing shall be considered to end your employment for purposes of this Offer Letter.

11.2
You confirm that the employee confidentiality and invention assignment agreement (the “CIAA”) you entered into with GEC is in full force and effect and you acknowledge that the rights and obligations of GEC under the CIAA are also the rights and obligations of the Company.

11.3	You confirm that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S.

11.4
Amounts payable hereunder (net of taxes) shall be subject to the GEG’s claw back policies if its financial statements are restated (a “Restatement”) or as otherwise required by applicable law or listing requirement; provided that, except as mandated by applicable law or listing rule, in the event of a claw-back because of a Restatement, (a) the Company may only claw-back payments earned in the period to which the Restatement applies and (b) in no event may the Company claw back any payments earned in periods occurring more than three years prior to such Restatement.  Claw backs by the Company required under applicable law shall not constitute a breach of the Company’s obligations hereunder nor constitute Good Reason.

11.5
You are expected to devote substantially all of your business efforts to service of the Company under this Offer Letter.  Subject to the Company’s code of ethics as in effect from time to time, you may participate in charitable, religious or civic organizations that do not materially interfere with your work.

11.6	This Offer Letter and the matters covered hereby will be governed by and construed under the laws of the Commonwealth of Massachusetts.

11.7
Any dispute arising out of or relating to this Offer Letter or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in Boston pursuant to the JAMS Employment Arbitration Rules and Procedures as then in effect, subject to a direction to the arbitrator to apply such rules in a manner to minimize cost and maximize efficiency and speed of resolution to the maximum reasonable extent permitted under such rules and applicable law consistent with obtaining a fully enforceable resolution of such dispute.  The arbitrator must only choose between the position, in total, that you advance or the position, in total, that the Company advances as the closest to the correct resolution of all matters being arbitrated based on the law and the facts.  This paragraph shall be specifically enforceable. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

11.8
This Offer Letter, the award agreements evidencing your option grants, the CIAA, and the Stock Subscription Agreement, dated as of June 22, 2016, among GECC GP Corp., you and the other parties signatory thereto, as amended on the Effective Date, the documents governing your existing equity incentive awards, together with all of the Company’s policies and procedures relating to employees, as in effect from time to time, including its Code of Ethics, as in effect from time to time (collectively, “Employment Documents”), constitute our entire agreement with respect to your employment with the Company and no prior negotiations, drafts, arrangements or understandings with respect thereto shall be of any effect. The GEC Employment Agreement shall be of no further effect for periods from and after the Effective Date.

11.9
The Company’s benefits, payroll, and other human resource management services may be provided through one or more of the Company’s affiliates or a professional employer organization. As a result of this arrangement, the affiliate or the professional employment organization will be considered your employer of record for these purposes; however, the Company’s Chief Investment Officer will be responsible for directing your work, reviewing your performance, setting your schedule and otherwise directing your work at the Company.

11.10
If any provision of this Offer Letter is held by an arbitrator or court of competent authority to be unenforceable, the parties intend that (a) the remaining provisions of this Agreement shall be enforced in accordance with their terms and (b) the court shall substitute a replacement provision that is enforceable that, as closely as possible, accomplishes the purposes intended by such original provision.

11.11	Any amendment or modification to this Offer Letter may only be made pursuant to a written agreement executed by each of the parties hereto.

11.12
This Offer Letter will be interpreted and administered in a manner consistent with Section 409A of the Code, and Department of the Treasury regulations and other interpretive guidance promulgated thereunder (together, “Section 409A”). Notwithstanding any other provision of this Offer Letter, payments provided under this Offer Letter will be made only upon an event and in a manner that complies with Section 409A or an applicable exemption therefrom. Each payment made to you pursuant to this Offer Letter will be designated as a separate payment for purposes of Section 409A. Any payments to be made upon termination of your employment will be made only upon a “separation from service” under Section 409A. Notwithstanding this Section 11.12, the Company makes no representations that the payments and benefits provided under this Offer Letter will comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A.

11.13
You acknowledge and agree that this Offer Letter is personal to you and that your obligations under this Offer Letter may not be delegated to any person. Without the prior written consent of the Company, your rights and entitlements under this Offer Letter may not be assigned by you other than by will or the laws of descent and distribution. This Offer Letter will inure to the benefit of and be binding upon both you and the Company and your respective heirs, successors and assigns, and in the event of succession or assignment, any reference to you or the Company contained herein will be considered a reference to such successor or assign, as applicable.

11.14
This Offer Letter may be executed in separate counterparts (including by electronic signature or transmission), each of which will be considered an original and all of which together will constitute one and the same instrument.

11.15	The sections and headings of this Offer Letter are for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Offer Letter.

If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter whereupon it shall become our binding agreement.

Very truly yours,

/s/ Peter A. Reed

Peter A. Reed
Chief Executive Officer
Great Elm Group, Inc.

Accepted and agreed to as of the Effective Date:

/s/ Adam M. Kleinman
Adam M. Kleinman

[Signature Page to Offer Letter for Adam M. Kleinman]